                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
      SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
             DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                                  Commission File Number 1-12252

                     LEXFORD RESIDENTIAL TRUST SAVINGS PLAN
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                       2 NORTH RIVERSIDE PLAZA, SUITE 400
                             CHICAGO, ILLINOIS 60606
                       ----------------------------------
                                 (312) 474-1300

   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

               INTERESTS IN LEXFORD RESIDENTIAL TRUST SAVINGS PLAN
            -------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
                                      ----
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)(i)  /X/               Rule 12h-3(b)(1)(i)  / /
         Rule 12g-4(a)(1)(ii) / /               Rule 12h-3(b)(1)(ii) / /
         Rule 12g-4(a)(2)(i)  / /               Rule 12h-3(b)(2)(i)  / /
         Rule 12g-4(a)(2)(ii) / /               Rule 12h-3(a)(2)(ii) / /
                                                Rule 15d-6           / /

     Approximate number of holders of record as of the certification or notice date: 0


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     Pursuant to the requirements of the Securities Exchange Act of 1934, Equity
Residential Properties Trust has caused this certification/notice to be signed on behalf by the undersigned duly authorized officer.

Dated:   June 25, 2001                 LEXFORD RESIDENTIAL TRUST SAVINGS PLAN,
       ----------------


                                       By: Equity Residential Properties Trust,
                                           Plan Sponsor




                                           By: /s/Bradley A. Van Auken
                                               ----------------------------
                                               Bradley A. Van Auken
                                               First Vice President